Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2012 RESULTS

Management Maintains 2012 Revenue Guidance of $735 Million

And Increases Guidance for Adjusted Net Income to

$200 Million or $3.13, Per Share, Fully Diluted

27% Increase in Year-over-Year 3Q Product Revenue

20% Increase in Year-over-Year 3Q XIFAXAN® Prescriptions on a Milligram Basis

24% Increase in Year-over-Year 3Q APRISO® Prescriptions

89% Increase in Year-over-Year 3Q RELISTOR® Prescriptions

RALEIGH, NC, November 7, 2012 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2012 and other business updates.

Total product revenue was $185.1 million for the third quarter of 2012, a 27% increase compared to $146.2 million for the third quarter of 2011. Total product revenue for the first nine months of 2012 was $537.3 million, a 39% increase compared to $385.3 million for the first nine months of 2011. XIFAXAN® revenue for the third quarter of 2012 was $137.9 million, a 43% increase compared to $96.7 million for the third quarter of 2011. XIFAXAN revenue for the first nine months of 2012 was $367.5 million, a 39% increase compared to $264.4 million for the first nine months of 2011. APRISO® revenue for the third quarter of 2012 was $19.7 million, a 31% increase compared to $15.0 million for the third quarter of 2011. The combined revenue contribution of our most recently-introduced products - RELISTOR®, SOLESTA® and DEFLUX® - totaled $12.1 million for the third quarter of 2012.

Total cost of products sold was $26.5 million for the third quarter of 2012 and $93.9 million for the first nine months of 2012, compared to $24.1 million for the third quarter of 2011 and $67.9 million for the first nine months of 2011. Gross margin on total product revenue was 85.7% for the third quarter of 2012 compared to 83.5% for the third quarter of 2011, and 82.5% for the first nine months of 2012 compared to 82.4% for the first nine months of 2011. Research and development expenses were $32.8 million for the third quarter of 2012 and $86.7 million for the first nine months of 2012, compared to $24.8 million and $85.3 million, respectively, for the prior year periods. The increase in research and development expenses for 2012 compared to 2011 is due primarily to increased expenses related to our Phase 3 retreatment study of rifaximin for irritable bowel syndrome with diarrhea. Selling, general and administrative expenses were $61.5 million for the third quarter of 2012 compared to $41.4 million for the prior year period and $187.3 million for the first nine months of 2012 compared to $132.8 million for the prior year period. The increase in selling, general and administration expenses for 2012 compared to 2011 is due primarily to increased personnel costs related to our sales force expansion in 2012 and increased marketing expenses related to SOLESTA and XIFAXAN550 for hepatic encephalopathy. The Company reported GAAP net income of $16.5 million, or $0.26 per share, fully diluted, for the third quarter of 2012 and $46.6 million, or $0.73 per share, fully diluted, for the nine-month period ended September 30, 2012.

Net income on a non-GAAP basis, excluding the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the intangible asset impairment charge and change in acquisition-related contingent consideration that occurred in September 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expense, was $59.7 million, or $0.95 per share, fully diluted, for the three-month period ended September 30, 2012 and $154.5 million or $2.43 per share, fully diluted for the nine-month period ended September 30, 2012. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures. We have provided a reconciliation of these measures to the most closely related GAAP measures in the accompanying financial tables.

Cash and cash equivalents were $775.9 million as of September 30, 2012.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the third quarter of 2012. During the quarter our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 20% compared to the third quarter of 2011. APRISO also demonstrated strong prescription year-over-year growth of 24% for the third quarter of 2012 compared to the third quarter of 2011. RELISTOR prescriptions increased 89% year-over-year for the third quarter of 2012 compared to the third quarter of 2011.

“We continue to believe total Company product revenue for 2012 will be approximately $735 million, representing 36% growth over 2011 revenue. We now believe we will be able to generate adjusted net income of approximately $200 million, or $3.13 per share, fully diluted on the non-GAAP basis described above for the full year ending December 31, 2012.

“The current annualized run rates, based on dollarizing the August 2012 prescription data for XIFAXAN, MOVIPREP/OSMOPREP, APRISO, RELISTOR (U.S.) and our ‘other products’, are approximately $495 million, $108 million, $87 million, $32 million, and $48 million, respectively. In line with the full year 2012 guidance provided above, for the fourth quarter of 2012 we anticipate total Company product revenue should be approximately $198 million and adjusted net income should be approximately $46 million, or $0.72 per share, fully diluted, on the non-GAAP basis described above.”

Carolyn Logan, President and Chief Executive Officer, stated, “Our third quarter growth was driven primarily by XIFAXAN 550, APRISO and RELISTOR. XIFAXAN continues to grow sequentially, with prescriptions, on a milligram basis, increasing 5% for the third quarter of 2012 compared to the second quarter of 2012. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 4% during the third quarter of 2012 compared to the second quarter of 2012. RELISTOR prescriptions increased 18% during the third quarter of 2012 compared to the second quarter of 2012.

“During the third quarter our sales force continued launching SOLESTA® - our first-in-class, biocompatible tissue bulking agent for the treatment of fecal incontinence, or FI. Fecal incontinence is estimated to affect approximately 15% of people in the United States over the age of 50 and is the leading reason for admission to assisted living facilities in the United States. Physicians and patients have shown significant interest in the use of SOLESTA as an alternative to more invasive treatment options in the treatment of FI. In early November the Centers for Medicare and Medicaid Services (CMS) assigned SOLESTA a unique HCPCS code of “L8605” for reimbursement purposes. This new code will facilitate separate reimbursement for SOLESTA across multiple settings of care. SOLESTA will be billed under the new code L8605 (Injectable Bulking Agent, Anal Canal) effective January 1, 2013.

“On July 27, 2012 the Company received from the FDA a Complete Response Letter (CRL) requesting additional clinical data for our supplemental New Drug Application (sNDA) for RELISTOR (methylnaltrexone bromide) injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. On October 5, 2012 Salix conducted an End-of-Review meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products to better understand the contents of the letter. The Division has expressed a concern that there may be a risk associated with the chronic use of mu-opioid antagonists in patients that are taking opioids for chronic pain. In order to understand this potential risk, the Division has communicated that a very large, well-controlled, chronic administration trial will have to be conducted to assess the safety of any mu-opioid antagonist prior to market approval for the treatment of patients with OIC who are taking opioids for chronic, non-cancer pain. Salix has held discussions with the Division and has expressed the view that the post-marketing, clinical and preclinical data currently available for RELISTOR adequately demonstrate an appropriate and expected safety profile sufficient to permit the approval of the current sNDA.

“The Company plans to continue to work with the FDA to generate a reasonable path forward that can be agreed upon by both parties for the further development and regulatory review of RELISTOR. While it is not possible to definitively determine the duration of our discussion with the FDA regarding this matter, at this time we anticipate a path forward could be reached with the FDA during 2013. Opioid induced constipation is a debilitating and unmet medical need that occurs as a consequence of opioid use in some patients that are taking opioids for chronic pain. Currently, there are no FDA-approved therapies for OIC in chronic, non-cancer pain. Before changing our plans for development of RELISTOR, we intend to make every effort to gain approval for the expanded use of RELISTOR to extend the benefit RELISTOR has provided to relieving OIC in advanced illness patients since 2008 to meet the unmet medical need of OIC in patients with chronic, non-cancer pain. Based on the information discussed above, we reassessed the value of the indefinite lived intangible asset related to the chronic, non-cancer pain indication and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012. We also reassessed the fair value of the contingent consideration related to Relistor and recorded a $33.0 million decrease in the contingent consideration that resulted in a corresponding increase to earnings in the three-month period ended September 30, 2012.

“In respect of the currently-approved subcutaneous formulation of RELISTOR for OIC in patients with advanced illness who are receiving palliative care, physician feedback indicates a significant need in the marketplace for a treatment that targets the underlying cause of OIC without impacting opioid–mediated analgesic effects on the central nervous system. RELISTOR does this by displacing opioid binding in tissues in the gastrointestinal tract. Since we introduced RELISTOR in April 2011, an increasing number of physicians have begun to treat their patients with advanced illness who are receiving palliative care with RELISTOR as a solution to OIC when response to laxative treatment has not been sufficient. In early November the Centers for Medicare and Medicaid Services (CMS) assigned RELISTOR a unique Healthcare Common Procedure Coding System, or HCPCS code, of “J2212” for reimbursement purposes. We initially estimated peak year sales of RELISTOR for advanced illness could reach $50 million. Based on RELISTOR’s performance over the past 18 months we are increasing our estimate of peak year sales to approximately $100 million for this indication.

“We continue to anticipate an action by the FDA by the end of the first quarter of 2013 on our NDA for Crofelemer 125 mg tablets for the proposed indication of the control and symptomatic relief of diarrhea in patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy. Both the FDA and Salix are continuing to work collaboratively to progress this important product through its full review. To date, this collaboration has resulted in substantial progress in handling topics important to crofelemer as well as to future botanical products in general. The primary focus of our collaboration is the production and control of the crofelemer active pharmaceutical ingredient in order to ensure compliance with the manufacturing and product quality requirements of the Federal Food, Drug & Cosmetic Act. Both Salix and the FDA are committed to a robust level of cooperation and data exchange with the goal of providing crofelemer to patients suffering from the very important unmet need of the indication for which we are seeking approval. Our efforts to date have advanced both the chemical and the regulatory science methods available to ensure the quality and clinical usefulness of crofelemer and, potentially, other products that are of botanical origin.

“On February 21, 2012 the Company initiated TARGET 3 - a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily)

for 14 days in subjects with irritable bowel syndrome with diarrhea (IBS-D) who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. During the third quarter we continued to enroll a number of subjects sufficient to randomize approximately 800 subjects (400 subjects per treatment group) into the double blind retreatment phase of the study. We initiated patient enrollment in TARGET 3 during the first half of 2012 and currently anticipate securing a FDA decision regarding approvability during the first half of 2014. We continue to strengthen our intellectual property relating to rifaximin for the treatment of IBS-D. A method of treatment patent regarding XIFAXAN550 for the treatment of IBS-D should issue November 13, 2012 and should provide protection until 2029.

“In August Salix entered into an exclusive agreement with Alfa Wassermann S.p.A. by which we licensed rights in the United States and Canada to an extended intestinal release (EIR) formulation of rifaximin for gastrointestinal and respiratory indications, including Crohn’s disease. The EIR formulation of rifaximin has been designed to provide an efficient delivery of rifaximin by releasing the active drug following passage through the stomach in order to provide a homogeneous distribution of rifaximin in the intestinal tract. This EIR formulation of rifaximin will be studied for its potential to target difficult to treat diseases of the intestinal tract such as Crohn’s disease. We intend to initiate two Phase 3 trials during the first half of 2013 with the goal of securing FDA approval to market EIR rifaximin for the treatment of Crohn’s disease.

“We received the rights to EIR formulation rifaximin products as part of a restructuring of long-standing arrangements between Alfa Wassermann and Salix for the development and commercialization of rifaximin products in the United States and Canada for gastrointestinal and respiratory indications. The restructuring does not affect arrangements for the rifaximin products currently approved in the Salix territory, nor for any product for treatment of irritable bowel syndrome that might be approved in the future. Under the new arrangements, Salix has provided Alfa Wassermann with rights to obtain a license to develop and commercialize, outside the United States and Canada for gastrointestinal and respiratory indications, formulations of rifaximin currently being developed by Salix and other new formulations of rifaximin that Salix may develop in the future.

“During the third quarter of 2012 the Company also continued to make progress in the development of budesonide foam, a new formulation of rifaximin and LUMACAN™. We anticipate completing patient enrollment in our two budesonide foam Phase 3 trials by the end of 2012. Currently we are targeting submission of the NDA for budesonide foam for the treatment of moderate ulcerative proctitis or proctosigmoiditis during the third quarter of 2013. Regarding our next generation formulation of rifaximin, our pharmacokinetic study to assist in the characterization of three prototype tablet formulations progressed during the third quarter of 2012, and currently we intend to move forward with the initiation of a clinical trial in the first half of 2013. Work continued to progress on the development of LUMACAN oral formulation prototypes. During the third quarter we initiated an exploratory study designed to evaluate fluorescence kinetics of LUMACAN following enema administration for precancerous and cancerous lesions, in respect of the quality, onset and offset of fluorescence following administration of the enema. If the enema administration is successful, we intend to proceed to orally administered test formulations. We believe that LUMACAN, if approved, has the potential to significantly improve earlier detection and diagnosis of colon cancer.

“During the third quarter we received a paragraph IV notification from Lupin Limited stating that Lupin had filed an ANDA application to seek approval to market a generic version of APRISO. The notification letter asserted non-infringement and invalidity of the Company’s Orange Book-listed U.S. Patent No. 6,551,620. On September 7, 2012 Salix and Dr. Falk Pharma filed a patent infringement complaint against Lupin. The filing of this suit imposes an automatic 30-month stay of approval of Lupin’s ANDA. We have full confidence in and continue to evaluate our intellectual property protecting APRISO, and we intend to vigorously enforce our intellectual property rights.

“Salix is built on a tremendous history of success – including the approval of eight New Drug Applications, the acquisition/licensing of 16 products and the establishment of a top-ranked specialty sales force since 2000. Our core business remains strong and continues to grow. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date, and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Wednesday, November 7, 2012. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 95498100.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and

Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, LUMACAN™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

###

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012 (unaudited)	September 30, 2011 (unaudited)	September 30, 2012 (unaudited)	September 30, 2011 (unaudited)
Revenues:
Net product revenues	$185,132	$146,247	$537,271	$385,306

Costs and Expenses:
Cost of products sold	26,471	24,056	93,918	67,884
Amortization of product rights and intangible assets	11,345	2,890	34,034	8,017
Research and development	32,819	24,814	86,677	85,294
Selling, general and administrative	61,543	41,439	187,266	132,786
Intangible asset impairment charge	41,600	—	41,600	—
Change in acquisition-related contingent consideration	(31,398)	—	(31,398)	—

Total costs and expenses	142,380	93,199	412,097	293,981

Income from operations	42,752	53,048	125,174	91,325
Loss on extinguishment of debt	—	—	(14,369)	—
Interest expense	(15,692)	(8,080)	(39,591)	(23,932)
Interest and other income	279	509	10,409	2,082

Income before income tax	27,339	45,477	81,623	69,475
Income tax expense	10,803	11,198	35,000	15,671

Net Income	$16,536	$34,279	$46,623	$53,804

Income per share, basic	$0.28	$0.58	$0.79	$0.92

Income per share, diluted	$0.26	$0.55	$0.73	$0.89

Shares used in computing net income per share, basic	58,755	59,076	58,671	58,573

Shares used in computing net income per share, diluted	62,983	65,160	63,689	65,405

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the $10.0 million Lupin payment that occured in February 2011, the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the intangible asset impairment charge and change in acquisition-related contingent consideration that occured in September 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expenses that occured in the three-month and nine-month periods ended September 30, 2012 and 2011, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Three Months Ended
	September 30, 2012 (unaudited)	September 30, 2012 - Non-GAAP Adjustments (unaudited)	September 30, 2012 - Non-GAAP as adjusted (unaudited)	September 30, 2011 (unaudited)	September 30, 2011 - Non-GAAP Adjustments (unaudited)	September 30, 2011 - Non-GAAP as adjusted (unaudited)
Revenues:
Net product revenues	$185,132	$—	$185,132	$146,247	$—	$146,247

Costs and Expenses:
Cost of products sold	26,471	—	26,471	24,056	—	24,056
Amortization of product rights and intangible assets	11,345	(11,345)	—	2,890	(2,890)	—
Research and development	32,819	(1,455)	31,364	24,814	(2,531)	22,283
Selling, general and administrative	61,543	(5,824)	55,719	41,439	(4,124)	37,315
Intangible asset impairment charge	41,600	(41,600)	—	—	—	—
Change in acquisition-related contingent consideration	(31,398)	31,398	—	—	—	—

Total costs and expenses	142,380	(28,826)	113,554	93,199	(9,545)	83,654

Income from operations	42,752	28,826	71,578	53,048	9,545	62,593
Loss on extinguishment of debt	—	—	—	—	—	—
Interest expense	(15,692)	10,380	(5,312)	(8,080)	4,882	(3,198)
Interest and other income	279	—	279	509	—	509

Income before income tax	27,339	39,206	66,545	45,477	14,427	59,904
Income tax expense	10,803	(3,969)	6,834	11,198	—	11,198

Net Income, as adjusted	$16,536	$43,175	$59,711	$34,279	$14,427	$48,706

Income per share, basic	$0.28	$0.73	$1.02	$0.58	$0.24	$0.82

Income per share, diluted	$0.26	$0.69	$0.95	$0.55	$0.22	$0.77

Shares used in computing net income per share, basic	58,755	58,755	58,755	59,076	59,076	59,076

Shares used in computing net income per share, diluted	62,983	62,983	62,983	65,160	65,160	65,160

	Nine Months Ended			Nine Months Ended
	September 30, 2012 (unaudited)	September 30, 2012 - Non-GAAP Adjustments (unaudited)	September 30, 2012 - Non-GAAP as adjusted (unaudited)	September 30, 2011 (unaudited)	September 30, 2011 - Non-GAAP Adjustments (unaudited)	September 30, 2011 - Non-GAAP as adjusted (unaudited)
Revenues:
Net product revenues	$537,271	$—	$537,271	$385,306	$—	$385,306

Costs and Expenses:
Cost of products sold	93,918	—	93,918	67,884	—	67,884
Amortization of product rights and intangible assets	34,034	(34,034)	—	8,017	(8,017)	—
Research and development	86,677	(3,997)	82,680	85,294	(15,816)	69,478
Selling, general and administrative	187,266	(15,990)	171,276	132,786	(11,265)	121,521
Intangible asset impairment charge	41,600	(41,600)	—	—	—	—
Change in acquisition-related contingent consideration	(31,398)	31,398	—	—	—	—

Total costs and expenses	412,097	(64,223)	347,874	293,981	(35,098)	258,883

Income from operations	125,174	64,223	189,397	91,325	35,098	126,423
Loss on extinguishment of debt	(14,369)	14,369	—	—	—	—
Interest expense	(39,591)	25,262	(14,329)	(23,932)	14,334	(9,598)
Interest and other income	10,409	(9,325)	1,084	2,082	—	2,082

Income before income tax	81,623	94,529	176,152	69,475	49,432	118,907
Income tax expense	35,000	(13,333)	21,667	15,671	—	15,671

Net Income, as adjusted	$46,623	$107,862	$154,485	$53,804	$49,432	$103,236

Income per share, basic	$0.79	$1.84	$2.63	$0.92	$0.84	$1.76

Income per share, diluted	$0.73	$1.69	$2.43	$0.89	$0.76	$1.64

Shares used in computing net income per share, basic	58,671	58,671	58,671	58,573	58,573	58,573

Shares used in computing net income per share, diluted	63,689	63,689	63,689	65,405	65,405	65,405

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2012 (unaudited)	December 31, 2011 (audited)
Assets
Cash and cash equivalents	$775,903	$292,814
Accounts receivable, net	213,766	151,207
Inventory, net	71,654	49,205
Other assets	759,578	819,743

Total Assets	$1,820,901	$1,312,969

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,288,306	$763,332

Total liabilities	1,288,306	763,332

Common stock	59	59
Additional paid-in-capital	621,474	685,315
Other comprehensive loss	65	(111)
Accumulated deficit	(89,003)	(135,626)

Total stockholders’ equity	532,595	549,637

Total Liabilities and Stockholders’ Equity	$1,820,901	$1,312,969

11